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                                                              EXHIBIT NO. 99.10

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-74959 on Form N1-A of our report dated June 23, 2006, relating to the financial statements and financial highlights of MFS Government Securities Fund, a series of MFS Series Trust XIII, appearing in the Annual Report on Form N-CSR of MFS Government Securities Fund for the year ended February 28, 2006 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
June 23, 2006